PRESS RELEASE
COMCAST REPORTS 1st QUARTER 2022 RESULTS
PHILADELPHIA - April 28, 2022… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2022.
"2022 is off to a great start. For the first quarter we reported healthy growth in adjusted EBITDA and adjusted EPS, generated significant free cash flow, and increased our return of capital to shareholders. We also continued to make important organic investments and strategic decisions, highlighted by yesterday’s announcement of our new joint venture with Charter. This partnership demonstrates the benefits of our focus on innovation and enables us to bring entertainment aggregation and streaming products that run off our global technology platform to millions more customers. In cable, we are increasing the capacity of our broadband network and providing our customers with cutting-edge equipment that delivers the best in-home experience. Our media business is performing well, and the scale of our reach is underscored by our successful broadcast of the Super Bowl and the Olympics in the same week. These events were viewed by more than 200 million people in the U.S. across NBCUniversal’s platforms, including Peacock, which had an exceptional quarter. Our recovery from the pandemic at theme parks has been fantastic and shows no signs of slowing down. And, at Sky, we are pleased with our consistently strong results in the U.K. and continued improvement in Germany and Italy," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	1st Quarter
Consolidated Results	2022	2021	Change

Revenue	$31,010	$27,205	14.0%
Net Income Attributable to Comcast	$3,549	$3,329	6.6%
Adjusted Net Income[1]	$3,900	$3,529	10.5%
Adjusted EBITDA[2]	$9,150	$8,413	8.8%
Earnings per Share[3]	$0.78	$0.71	9.9%
Adjusted Earnings per Share[1]	$0.86	$0.76	13.2%
Net Cash Provided by Operating Activities	$7,257	$7,751	(6.4%)
Free Cash Flow[4]	$4,760	$5,280	(9.9%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
1st Quarter 2022 Highlights:
•Consolidated Adjusted EBITDA Increased 8.8% to $9.2 Billion; Adjusted EPS Increased 13.2% to $0.86; Generated Free Cash Flow of $4.8 Billion
•Returned $4.2 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $3.0 Billion in Share Repurchases
•Cable Communications Adjusted EBITDA Increased 6.5% and Adjusted EBITDA per Customer Relationship Increased 3.3%
•Cable Communications Total Customer Relationship Net Additions Were 194,000; Total Broadband Customer Net Additions Were 262,000 and Benefited From the Highest Level of Customer Retention on Record for Any Quarter
•Cable Communications Wireless Customer Line Net Additions Were 318,000, the Best Quarterly Result Since Launch in 2017
•NBCUniversal Adjusted EBITDA Increased 7.4% to $1.6 Billion, Including Peacock Losses
•Theme Parks Adjusted EBITDA Increased $512 Million to $451 Million, Reflecting Improved Results at Each Park Compared to the Prior Year Period and the Opening of Universal Beijing Resort in September 2021. Universal Orlando Generated Its Highest Adjusted EBITDA on Record for a First Quarter
•More Than 200 Million People in the U.S. Watched Either The NFL's Super Bowl or the 2022 Beijing Olympics on NBC, Peacock, and Our Other Platforms
•Sky Adjusted EBITDA Increased 71.0% to $622 Million; On a Constant Currency Basis, Adjusted EBITDA Increased 71.2%

Consolidated Financial Results
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Revenue for the first quarter of 2022 increased 14.0% to $31.0 billion. Net Income Attributable to Comcast increased 6.6% to $3.5 billion. Adjusted Net Income increased 10.5% to $3.9 billion. Adjusted EBITDA increased 8.8% to $9.2 billion.

Earnings per Share (EPS) for the first quarter of 2022 was $0.78, an increase of 9.9% compared to the prior year period. Adjusted EPS increased 13.2% to $0.86.

Capital Expenditures of $1.9 billion in the first quarter of 2022 were consistent with the prior year period. Cable Communications’ capital expenditures of $1.4 billion were consistent with the prior year period. NBCUniversal’s capital expenditures increased 77.8% to $306 million. Sky's capital expenditures decreased 45.8% to $147 million.

Net Cash Provided by Operating Activities was $7.3 billion in the first quarter of 2022. Free Cash Flow was $4.8 billion.

Dividends and Share Repurchases. Comcast resumed its share repurchase program in May 2021 after pausing the program in 2019 to accelerate the reduction of indebtedness it incurred in connection with its acquisition of Sky. During the first quarter of 2022, Comcast paid dividends totaling $1.2 billion and repurchased 62.5 million of its common shares for $3.0 billion, resulting in a total return of capital to shareholders of $4.2 billion, compared to $1.1 billion in the prior year period.

Cable Communications

($ in millions)
	1st Quarter
	2022	2021	Change
Cable Communications Revenue
Broadband	$6,050	$5,600	8.0%
Video	5,536	5,623	(1.5%)
Voice	786	871	(9.8%)
Wireless	677	513	32.0%
Business Services	2,396	2,167	10.6%
Advertising	671	618	8.6%
Other	424	413	2.7%
Cable Communications Revenue	$16,540	$15,805	4.7%

Cable Communications Adjusted EBITDA	$7,272	$6,830	6.5%
Adjusted EBITDA Margin	44.0%	43.2%

Cable Communications Capital Expenditures	$1,367	$1,370	(0.3%)
Percent of Cable Communications Revenue	8.3%	8.7%

Revenue for Cable Communications increased 4.7% to $16.5 billion in the first quarter of 2022, driven by increases in broadband, business services, wireless, advertising, and other revenue, partially offset by decreases in video and voice revenue. Broadband revenue increased 8.0% due to an increase in the number of residential broadband customers and an increase in average rates. Business services revenue increased 10.6% due to an increase in average rates, an increase in the number of customers receiving our services, and from a recent acquisition. Wireless revenue increased 32.0%, primarily due to an increase in the number of customer lines. Advertising revenue increased 8.6%, primarily driven by increases in political advertising and advertising at our Xumo streaming service, as well as at our advanced advertising businesses. Excluding political advertising revenue, advertising revenue increased 6.0%. Other revenue increased 2.7%, primarily reflecting increases in revenue from licensing of our technology platforms and from our security and automation services. Video revenue decreased 1.5%, reflecting a decrease in the number of residential video customers, partially offset by an increase in average rates. Voice revenue decreased 9.8%, primarily reflecting a decrease in the number of residential voice customers.

Total Customer Relationships increased by 194,000 to 34.4 million in the first quarter of 2022. Residential customer relationships increased by 185,000 and business customer relationships increased by 9,000. Total broadband customer net additions were 262,000, total video customer net losses were 512,000, and total voice customer net losses were 282,000. In addition, Cable Communications added 318,000 wireless lines in the quarter.

(in thousands)
			Net Additions
	1Q22	1Q21	2022	2021
Customer Relationships
Residential Customer Relationships	31,913	31,062	185	370
Business Services Customer Relationships	2,498	2,437	9	11
Total Customer Relationships	34,412	33,499	194	380

Residential Customer Relationships Mix
One Product Residential Customers	14,816	12,997	486	589
Two Product Residential Customers	8,364	8,645	(43)	(89)
Three or More Product Residential Customers	8,733	9,420	(259)	(130)

Residential Broadband Customers	29,836	28,774	253	448
Business Services Broadband Customers	2,327	2,261	9	12
Total Broadband Customers	32,163	31,034	262	461

Residential Video Customers	17,011	18,590	(484)	(404)
Business Services Video Customers	654	765	(27)	(87)
Total Video Customers	17,664	19,355	(512)	(491)

Residential Voice Customers	8,781	9,533	(282)	(112)
Business Services Voice Customers	1,391	1,363	(1)	6
Total Voice Customers	10,171	10,896	(282)	(106)

Total Wireless Lines	4,298	3,103	318	278

Adjusted EBITDA for Cable Communications increased 6.5% to $7.3 billion in the first quarter of 2022, reflecting higher revenue, partially offset by a 3.3% increase in operating expenses. In the first quarter of 2022, programming costs decreased 1.1%, reflecting a decline in the number of video subscribers, partially offset by the timing of contract renewals. Non-programming expenses increased 6.3%, primarily reflecting higher technical and product support expenses, other expenses, and advertising, marketing and promotion expenses, partially offset by lower franchise and regulatory fees and customer service expenses. Non-programming expenses per customer relationship increased 3.2%. Adjusted EBITDA per customer relationship increased 3.3%, and Adjusted EBITDA margin was 44.0% compared to 43.2% in the prior year period.

Capital Expenditures for Cable Communications of $1.4 billion in the first quarter of 2022 were consistent with the prior year period, primarily reflecting increased investment in support capital, partially offset by decreased investment in customer premise equipment and line extensions. Cable capital expenditures represented 8.3% of Cable revenue in the first quarter of 2022 compared to 8.7% in the prior year period.

NBCUniversal

($ in millions)
	1st Quarter
	2022	2021	Change
NBCUniversal Revenue
Media	$6,865	$5,036	36.3%
Excluding Olympics and Super Bowl[5]	$5,383	$5,036	6.9%
Studios	2,757	2,396	15.1%
Theme Parks	1,560	619	151.9%
Headquarters and other	16	16	1.9%
Eliminations	(901)	(1,043)	13.5%
NBCUniversal Revenue	$10,296	$7,024	46.6%

NBCUniversal Adjusted EBITDA
Media	$1,159	$1,473	(21.3%)
Studios	245	497	(50.7%)
Theme Parks	451	(61)	NM
Headquarters and other	(191)	(209)	8.3%
Eliminations	(62)	(210)	70.4%
NBCUniversal Adjusted EBITDA	$1,601	$1,490	7.4%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 46.6% to $10.3 billion in the first quarter of 2022, including $1.5 billion of incremental revenue from the 2022 Beijing Olympics and the NFL's Super Bowl included in the Media segment. Adjusted EBITDA increased 7.4% to $1.6 billion.

Media
Media revenue increased 36.3% to $6.9 billion in the first quarter of 2022, primarily reflecting higher advertising revenue and distribution revenue. Excluding $963 million of revenue generated by the broadcast of the 2022 Beijing Olympics and $519 million of revenue generated by the broadcast of the NFL's Super Bowl, Media revenue increased 6.9%5. Advertising revenue increased 59.2%, driven by the broadcasts of the 2022 Beijing Olympics and the NFL's Super Bowl, and additional Peacock sales. Distribution revenue increased 21.6%, reflecting the broadcast of the 2022 Beijing Olympics, increases at Peacock, as well as contractual rate increases, partially offset by a decline in subscribers at our networks. Adjusted EBITDA decreased 21.3% to $1.2 billion in the first quarter of 2022, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher sports programming costs associated with the broadcasts of 2022 Beijing Olympics and the NFL's Super Bowl, as well as higher programming costs at Peacock. Media results include $472 million of revenue and an Adjusted EBITDA6 loss of $456 million related to Peacock, including amounts attributable to the 2022 Beijing Olympics and the NFL's Super Bowl, compared to $91 million of revenue and an Adjusted EBITDA6 loss of $277 million in the prior year period.

Studios
Studios revenue increased 15.1% to $2.8 billion in the first quarter of 2022, primarily reflecting higher content licensing revenue and theatrical revenue. Content licensing revenue increased 9.8%, driven by film and television content licensing, and reflects the comparison to the same period last year which included a new licensing agreement for content that became exclusively available for streaming on Peacock. Theatrical revenue increased $129 million to $168 million, primarily driven by the recent release, Sing 2, and a favorable comparison to the prior year period, which was adversely impacted by theater closures and theaters operating at reduced capacity due to COVID-19. Adjusted EBITDA decreased 50.7% to $245 million in the first quarter of 2022, reflecting higher operating expenses, which more than offset higher revenue, including the comparison to the licensing agreement for content on Peacock in the prior year period. The increase in operating expenses was driven by higher programming and production expenses, reflecting higher amortization of television and film production costs in the current year period and compared to the prior year period when production was impacted due to COVID-19, as well as an increase in advertising, marketing and promotion expenses ahead of upcoming film releases.

Theme Parks
Theme Parks revenue increased $941 million to $1.6 billion in the first quarter of 2022, reflecting improved operating conditions compared to the prior year period, when each of our theme parks in the U.S. and Japan was either operating at limited capacity or closed as a result of COVID-19, and also the opening of Universal Beijing Resort in September 2021. Theme Parks Adjusted EBITDA was $451 million in the first quarter of 2022, compared to a loss of $61 million in the prior year period.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss in the first quarter of 2022 was $191 million, compared to a loss of $209 million in the prior year period.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations in the first quarter of 2022 were $901 million, compared to $1.0 billion in the prior year period, and Adjusted EBITDA eliminations were a loss of $62 million, compared to a loss of $210 million in the prior year period. The year-over-year changes were primarily driven by the licensing of content by the Studios segment to Peacock in the Media segment.

Sky

($ in millions)
	1st Quarter
	2022	2021	Change	Constant Currency Change[7]
Sky Revenue
Direct-to-Consumer	$3,884	$4,065	(4.5%)	(0.4%)
Content	295	358	(17.5%)	(14.3%)
Advertising	596	574	3.8%	7.9%
Sky Revenue	$4,775	$4,997	(4.5%)	(0.5%)

Sky Operating Costs and Expenses	$4,153	$4,633	(10.4%)	(6.3%)

Sky Adjusted EBITDA	$622	$364	71.0%	71.2%
Adjusted EBITDA Margin	13.0%	7.3%

Revenue for Sky decreased 4.5% to $4.8 billion in the first quarter of 2022. Excluding the impact of currency, revenue was consistent with the prior year period, reflecting lower content revenue, higher advertising revenue, and consistent direct-to-consumer revenue. Content revenue decreased 14.3% to $295 million due to a change in sports programming licensing agreements in Italy and Germany. Advertising revenue increased 7.9% to $596 million, primarily reflecting higher advertising revenue in the U.K. due to an overall market improvement compared to the prior year period, partially offset by lower advertising revenue in Italy due to the negative impact of the reduction in Sky's broadcast rights to Serie A. Direct-to-consumer revenue of $3.9 billion was consistent with the prior year period, primarily reflecting increases in average revenue per customer relationship and customer relationships in the U.K., offset by a decrease in customer relationships and average revenue per relationship in Italy which included the impact of the reduction in Sky's broadcast rights to Serie A.

Total Customer Relationships decreased by 106,000 to 22.9 million in the first quarter of 2022, reflecting a decrease in customer relationships in Italy, partially offset by an increase in customer relationships in the U.K. and Germany.

(in thousands)
	Customers		Net Additions
	1Q22	1Q21	2021	2020
Total Customer Relationships	22,921	23,446	(106)	221

Adjusted EBITDA for Sky increased 71.0% to $622 million in the first quarter of 2022. Excluding the impact of currency, Adjusted EBITDA increased 71.2% compared to the prior year period, primarily reflecting lower operating expenses. The decrease in operating expenses was due to lower programming and production expenses, primarily reflecting resets in our sports rights in Italy and Germany.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor, and our new smart TV initiatives, Sky Glass and XClass TV. Revenue in the first quarter of 2022 was $238 million compared to $89 million in the prior year period. Corporate and Other Adjusted EBITDA loss was $262 million, including losses from Sky Glass and XClass TV during the period, compared to a loss of $281 million in the prior year period which reflected the impact of COVID-19 on Spectacor operations.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations in the first quarter of 2022 were $840 million compared to $710 million in the prior year period, and Adjusted EBITDA eliminations were a loss of $82 million compared to a benefit of $10 million in the prior year period. Current year amounts reflect an increase in eliminations associated with the 2022 Beijing Olympics.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.

5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
7Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, April 28, 2022 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (833) 618-9487. A replay of the call will be available starting at 12:00 p.m. ET on Thursday, April 28, 2022 on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, May 5, 2022 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 5683886.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on connectivity, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2022	2021
Revenue	$31,010	$27,205

Costs and expenses
Programming and production	10,570	8,919
Other operating and administrative	9,260	8,269
Advertising, marketing and promotion	2,062	1,616
Depreciation	2,213	2,117
Amortization	1,335	1,245
	25,440	22,166

Operating income	5,569	5,039

Interest expense	(993)	(1,018)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	133	136
Realized and unrealized gains (losses) on equity securities, net	117	237
Other income (loss), net	(62)	17
	188	390

Income before income taxes	4,764	4,411

Income tax expense	(1,288)	(1,119)

Net income	3,476	3,292

Less: Net income (loss) attributable to noncontrolling interests	(73)	(37)

Net income attributable to Comcast Corporation	$3,549	$3,329

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.78	$0.71

Diluted weighted-average number of common shares	4,558	4,665

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2022	2021

OPERATING ACTIVITIES
Net income	$3,476	$3,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,548	3,362
Share-based compensation	376	373
Noncash interest expense (income), net	93	62
Net (gain) loss on investment activity and other	(113)	(239)
Deferred income taxes	106	28
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(527)	554
Film and television costs, net	363	393
Accounts payable and accrued expenses related to trade creditors	314	(198)
Other operating assets and liabilities	(379)	124

Net cash provided by operating activities	7,257	7,751

INVESTING ACTIVITIES
Capital expenditures	(1,856)	(1,859)
Cash paid for intangible assets	(641)	(612)
Construction of Universal Beijing Resort	(147)	(428)
Acquisitions, net of cash acquired	—	(147)
Proceeds from sales of businesses and investments	69	388
Purchases of investments	(66)	(52)
Other	44	98
Net cash provided by (used in) investing activities	(2,597)	(2,612)

FINANCING ACTIVITIES
Proceeds from borrowings	117	192
Repurchases and repayments of debt	(104)	(124)
Repurchases of common stock under repurchase program and employee plans	(3,223)	(309)
Dividends paid	(1,166)	(1,080)
Other	(114)	(577)

Net cash provided by (used in) financing activities	(4,490)	(1,898)

Impact of foreign currency on cash, cash equivalents and restricted cash	(35)	(33)

Increase (decrease) in cash, cash equivalents and restricted cash	135	3,208

Cash, cash equivalents and restricted cash, beginning of period	8,778	11,768

Cash, cash equivalents and restricted cash, end of period	$8,914	$14,976

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	March 31,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and cash equivalents	$8,880	$8,711
Receivables, net	12,300	12,008
Other current assets	4,201	4,088
Total current assets	25,381	24,807

Film and television costs	12,360	12,806

Investments	8,287	8,082

Investment securing collateralized obligation	646	605

Property and equipment, net	53,820	54,047

Goodwill	69,052	70,189

Franchise rights	59,365	59,365

Other intangible assets, net	32,468	33,580

Other noncurrent assets, net	12,694	12,424

	$274,074	$275,905

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,707	$12,455
Accrued participations and residuals	1,744	1,822
Deferred revenue	3,018	3,040
Accrued expenses and other current liabilities	10,071	9,899
Current portion of long-term debt	2,117	2,132
Total current liabilities	29,657	29,348

Long-term debt, less current portion	92,443	92,718

Collateralized obligation	5,171	5,170

Deferred income taxes	29,857	30,041

Other noncurrent liabilities	20,441	20,620

Redeemable noncontrolling interests	513	519

Equity
Comcast Corporation shareholders' equity	94,693	96,092
Noncontrolling interests	1,300	1,398
Total equity	95,992	97,490

	$274,074	$275,905

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,

(in millions)	2022	2021
Net income attributable to Comcast Corporation	$3,549	$3,329
Net income (loss) attributable to noncontrolling interests	(73)	(37)
Income tax expense	1,288	1,119
Interest expense	993	1,018
Investment and other (income) loss, net	(188)	(390)
Depreciation and amortization	3,548	3,362
Adjustments (1)	33	12
Adjusted EBITDA	$9,150	$8,413

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2022	2021
Net cash provided by operating activities	$7,257	$7,751
Capital expenditures	(1,856)	(1,859)
Cash paid for capitalized software and other intangible assets	(641)	(612)
Free Cash Flow	$4,760	$5,280

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2022	2021
Adjusted EBITDA	$9,150	$8,413
Capital expenditures	(1,856)	(1,859)
Cash paid for capitalized software and other intangible assets	(641)	(612)
Cash interest expense	(747)	(911)
Cash taxes	(90)	(87)
Changes in operating assets and liabilities	(1,475)	(176)
Noncash share-based compensation	376	373
Other (2)	42	139
Free Cash Flow	$4,760	$5,280

(1)
1st quarter 2022 and 2021 Adjusted EBITDA exclude $33 million and $12 million of other operating and administrative expense, respectively, related to our investment portfolio, and Sky transaction-related costs in 2021.

(2)
1st quarter 2022 and 2021 include decreases of $33 million and $12 million, respectively, of costs related to our investment portfolio, and Sky transaction-related costs in 2021, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended March 31,

	2022		2021
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,549	$0.78	$3,329	$0.71
Change	6.6%	9.9%

Amortization of acquisition-related intangible assets (1)	481	0.11	477	0.11
Investments (2)	(130)	(0.03)	(287)	(0.06)
Items affecting period-over-period comparability:
Costs related to Sky transaction (3)	—	—	10	—

Adjusted Net income and Adjusted EPS	$3,900	$0.86	$3,529	$0.76
Change	10.5%	13.2%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended March 31,
	2022	2021
Amortization of acquisition-related intangible assets before income taxes	$592	$592
Amortization of acquisition-related intangible assets, net of tax	$481	$477
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended March 31,
	2022	2021
Realized and unrealized (gains) losses on equity securities, net	($117)	($237)
Equity in net (income) losses of investees, net and other	(55)	(133)
Investments before income taxes	(172)	(370)
Investments, net of tax	($130)	($287)

(3)1st quarter 2021 net income attributable to Comcast Corporation includes $12 million of operating costs and expenses, $10 million net of tax, related to the Sky transaction.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended March 31,

(in millions)	2022	2021[1]	Change

Direct-to-Consumer	$3,884	$3,901	(0.4%)
Content	295	$345	(14.3%)
Advertising	596	$552	7.9%
Revenue	$4,775	$4,797	(0.5%)

Operating costs and expenses	$4,153	$4,434	(6.3%)
Adjusted EBITDA	$622	$363	71.2%

(1)2021 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7

Reconciliation of Media Revenue Excluding Olympics and 2022 Super Bowl (Unaudited)

	Three Months Ended March 31,

(in millions)	2022	2021	Growth %

Revenue	$6,865	$5,036	36.3%

Beijing Olympics	963	—
2022 Super Bowl	519	—

Revenue excluding Olympics and 2022 Super Bowl	$5,383	$5,036	6.9%